UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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H. J. HEINZ COMPANY

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Heinz Urges Shareholders to Vote “FOR” the Advisory Vote on Executive Compensation at

its Annual Meeting of Shareholders on August 28, 2012

H.J. Heinz Company is requesting your vote in favor of all Proposals submitted for your consideration at the upcoming Annual Meeting of Shareholders to be held on August 28, 2012. In particular, we write to you today to articulate why we believe our compensation program is directly aligned with the best interests of shareholders. Importantly, the Heinz program clearly meets the objective of being pay for performance driven and therefore warrants your support.

Our effective pay for performance program has driven 28 consecutive quarters of organic sales growth and over the last six years has generated top-tier growth in EPS, Operating Free Cash Flow (OFCF) and Return on Invested Capital (ROIC), as well as record sales of $11.6 billion in Fiscal Year 2012. Our results over this period have provided shareholders a 58% Total Shareholder Return (TSR), significantly higher than Heinz’s peer group and more than double the S&P 500. This also includes a strong and growing dividend with a payout ratio that leads the Company’s peer group.

Institutional Shareholder Services (ISS) has recommended that shareholders vote against Proposal 5 — the advisory vote on Heinz’s named executive officer compensation — despite acknowledging that “shareholders have benefitted investing at Heinz given its positive one-, three-, and five-year TSRs and improved financials.”

ISS’s recommendation is perplexing given that:

•	ISS supported the same compensation plan last year and supports both of our other pay proposals in this year’s Proxy Statement

•	Our CEO’s total compensation declined almost 13% in FY12

•	Heinz has a long track record of delivering strong financial performance and did so again in FY12

•	Heinz’s TSR increased and outperformed the S&P 500 Index and our TSR peer group over the last 1, 3 and 5 year periods

•	Our stock is trading near an all-time high

Heinz and its Board of Directors strongly disagree with the conclusions reached by ISS for four major reasons:

1.	Our well-designed and tested compensation program has played a crucial role in driving the Company’s superior performance and returns for our shareholders.

2.	Our pay is closely aligned with performance relative to our peers, while ISS uses an inappropriate and misaligned peer group.

3.	ISS’s qualitative analysis of our compensation programs is flawed.

4.	Heinz’s compensation programs incorporate industry-leading best practices.

Heinz has delivered consistently strong financial results and top-tier dividend growth in a difficult economic environment while enhancing shareholder value under the strong and experienced leadership of William R. Johnson, one of the longest serving CEOs in the Consumer Packaged Goods industry. Mr. Johnson was recently named the best CEO in the Food Sector by the investment community, reflecting the Company’s outstanding performance and his leadership in transforming Heinz over the last decade.

ISS’s incorrect conclusions about Mr. Johnson’s compensation are based on an inappropriate and poorly aligned peer group that fails to reflect many of the companies that Heinz competes with for investor capital, talent and market share. The ISS peer group includes many companies that are significantly smaller in size and lack the international presence of Heinz, a growing large cap multi-national company that generates two-thirds of its sales outside the United States.

1.	Our well-designed and tested compensation program has played a crucial role in driving the Company’s superior performance and returns for our shareholders.

Heinz has delivered superior total shareholder return of 145% over the past ten years to outperform the S&P 500 by 67% and the S&P Packaged Food Index by 37%. Over the past three fiscal years, our TSR (including reinvested dividends) exceeded 75%.

Time period: December 20, 2002 (date transaction was completed) through July 31, 2012.

In FY12, Heinz delivered strong results, as:

•	Sales grew 8.8% to a record $11.6 billion, fueled by growth in Emerging Markets, Global Ketchup and the Company’s Top 15 brands.

•	Organic sales (volume plus price) grew 3.5% and Heinz has now delivered 28 consecutive quarters of organic sales growth.

•	EPS grew 9.5% to $3.35 (excluding special items), the high end of our target range.

•	OFCF was more than $1 billion and exceeded 115% of net income for the third consecutive year.

•	Heinz achieved strong ROIC of 19.2% (excluding special items). ROIC has improved 440 basis points during the past six years.

Reconciliations of non-GAAP amounts are set forth in the attached financial tables. Results excluding charges for special items/productivity initiatives represent the Company’s reported results adjusted to exclude charges for workforce reductions, factory closures and other implementation costs taken to accelerate growth. Organic sales are defined as volume plus price or total sales growth excluding the impact of foreign exchange and acquisitions and divestitures. Operating free cash flow is defined as cash from operations less capital expenditures net of proceeds from disposal of Property, Plant & Equipment.

Additionally, we increased our annualized Common Stock dividend for FY13 by more than 7% to $2.06 per share. This increase marks the Company’s ninth consecutive year of dividend growth, during which time we will have returned more than $5 billion to shareholders through dividends.

Heinz has delivered strong growth in Sales, EPS, OFCF and ROIC, aided by our well-designed, performance-based compensation program. Notably, our OFCF as a percentage of net income, which we believe to be a key indicator of earnings quality, is in the top quartile of our peer group.

The metrics and the aggressive targets in our compensation program have created a direct link between pay and the Company’s strong performance, and ensured alignment of management and shareholder interests. The components of the program include:

•	The Annual Incentive Plan, based on EPS, Sales and OFCF

•	The Long-Term Performance Program, based on relative TSR and ROIC

•	Performance-based RSUs, contingent on exceeding operating income targets, which vest over four years, aiding retention of top talent

•	Stock options that are inherently performance-based

Reflecting our commitment to pay for performance, our CEO’s compensation is directly tied to the Company’s performance:

•	89% of Mr. Johnson’s target pay is performance-based.

•	While the Company’s performance in FY12 exceeded targets, it did not do so by the same magnitude as in FY11 and our CEO’s FY12 compensation decreased by 12.5%.

Heinz has a transparent process for setting both explicit financial performance targets and measuring performance against those targets, which we clearly explain in our Proxy Statement.

2.	Our pay is closely aligned with performance relative to our peers, while ISS uses an inappropriate and misaligned peer group.

The ISS peer group is illogical and flawed and therefore results in ISS reaching erroneous conclusions. Many of the companies in ISS’s peer group do not have global operations of the same scale as Heinz and, as a result, do not compete globally for the same executive talent.

As this chart illustrates, even using ISS’s peer group and their calculation of CEO total compensation, Mr. Johnson’s total compensation is commensurate with the size and scope of Heinz.

FACT — ISS is reviewing the composition of its peer groups in response to widespread criticism.

Heinz’s Compensation Peer Group has been thoughtfully constructed by the Management Development and Compensation Committee (MDCC) to include companies of comparable size and composition as well as those that have global brands and derive a significant portion of their revenues outside the U.S. Additionally, our Compensation Peer Group includes companies with whom we compete for investor capital, talent and market share. Notably, over half of Heinz’s senior management team was sourced from companies within its Compensation Peer Group; none were sourced from ISS’s selected peers.

Under ISS’s pay for performance methodology, we scored a very favorable “Low” level of concern under both their Multiple of Median (MOM) and their five-year Pay-TSR Alignment (PTA) tests. If ISS had used our Compensation Peer Group – which is the peer group that our Management Development and Compensation Committee (MDCC) referenced when making FY12 pay decisions – Heinz’s Relative Degree of Alignment (RDA) score, based on our simulation, would have been -31.6, barely triggering a “Medium” level of concern (better than -30 is “Low”).

ISS’s conclusion that CEO compensation is not aligned with performance is not supported by its own analysis when applying the methodology to the appropriate peers and based on their own comment that “shareholders have benefitted investing at Heinz given its positive one-, three-, and five-year TSRs and improved financials.”

3.	ISS’s qualitative analysis of our compensation programs is flawed.

Contrary to ISS’s view, performance goals at Heinz are rigorous and targets have increased every year. Mr. Johnson’s compensation has decreased in each of the last four years as a result of increasingly challenging performance targets, even though Heinz’s TSR has continued to grow, as the chart below from ISS demonstrates.

In its report, ISS exaggerates the importance of a single element of our CEO’s compensation (target bonus opportunity). Heinz’s MDCC has carefully constructed a balanced compensation plan that ensures total compensation is aligned with our peer group.

We disagree with ISS’s statement that Heinz’s RSU program is short-term focused. In fact, Heinz has a long-term RSU program in which equity vests over four years, contingent upon achievement of a one-year performance target and is subject to forfeiture during the four-year period. Last year, ISS credited Heinz for its progressive practice of linking performance criteria to our RSUs. Since then, our only change was to make our performance criteria more challenging.

4.	Heinz’s compensation programs incorporate industry-leading best practices.

To align pay with performance, Heinz does not have employment agreements with our CEO or any of our other named executive officers. In addition:

•

We maintain rigorous stock ownership guidelines, which require our executives to own more shares than most of our peers. Our CEO is required to own nine times his annual base salary and his current holdings exceed this requirement.

•	Our equity grants are subject to restrictive covenants.

•	We have caps on maximum payouts under our incentive plans and other features that are designed to discourage unnecessary or excessive risk-taking.

•	Our stock incentive plans prohibit back-dating or repricing of equity awards.

•	We do not provide tax “gross-ups” on perquisites.

•	We note that ISS is supporting our other two compensation-related proposals.

Conclusion

We believe that ISS has reached incorrect conclusions as a consequence of its poorly chosen and flawed peer group. ISS fails to recognize the direct link between our CEO’s compensation and the Company’s superior TSR and strong financial performance under the leadership of Mr. Johnson, who has transformed Heinz into one of the best performing global companies in the packaged foods industry.

This decade of transformation led by Mr. Johnson enabled the Company to generate a TSR of 145%, placing it well above the average performance of both the Heinz and ISS peer groups for this period.

Heinz and its Board of Directors are strongly committed to ensuring that executive compensation continues to be directly aligned with the Company’s performance and shareholder value creation, as it has during Mr. Johnson’s outstanding tenure. This commitment was recognized by our shareholders last year with an approximately 95% vote in favor of our Say on Pay proposal.

In summary, we strongly urge you to vote “FOR” the approval of Proposal 5. Your vote is important and we appreciate your continued support of Heinz.

H. J. Heinz Company and Subsidiaries

Non-GAAP Performance Ratios

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). However, management believes that certain non-GAAP performance measures and ratios, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The following tables provide the calculations of the non-GAAP performance ratios discussed in this presentation.

H. J. Heinz Company

Sales Variance Analysis

The following table illustrates the components of the change in net sales versus the prior year.

			2006*	2007*	2008
Total Heinz (Continuing Operations):
Volume			3.9%	0.8%	3.9%
Price			(0.1)%	2.2%	3.5%
Acquisition			5.0%	1.3%	0.7%
Divestiture			(1.2)%	(3.1)%	(0.8)%
Exchange			(1.4)%	2.8%	5.2%

Total Change in Net Sales			6.1%	3.9%	12.3%

Total Organic Growth (a)			3.8%	3.0%	7.4%

	Q109	Q209	Q309	Q409	2009
Total Heinz (Continuing Operations):
Volume	5.4%	(0.9)%	(6.2)%	(1.9)%	(1.1)%
Price	5.3%	7.2%	8.1%	7.6%	7.1%
Acquisition	0.7%	1.2%	2.5%	3.4%	2.0%
Divestiture	0.0%	(0.2)%	(0.1)%	(0.2)%	(0.1)%
Exchange	4.1%	(3.2)%	(11.3)%	(13.9)%	(6.6)%

Total Change in Net Sales	15.5%	4.0%	(7.1)%	(5.0)%	1.3%

Total Organic Growth (a)	10.7%	6.3%	1.9%	5.7%	6.0%

	Q110	Q210	Q310	Q410	2010
Total Heinz (Continuing Operations):
Volume	(3.9)%	(3.8)%	1.2%	1.6%	(1.3)%
Price	6.0%	4.6%	1.8%	1.0%	3.4%
Acquisition	3.1%	3.1%	2.9%	0.3%	2.3%
Divestiture	(0.2)%	0.0%	0.0%	0.0%	(0.1)%
Exchange	(9.0)%	(1.0)%	6.9%	5.5%	0.5%

Total Change in Net Sales	(4.0)%	2.9%	12.7%	8.3%	4.8%

Total Organic Growth (a)	2.1%	0.8%	3.0%	2.6%	2.1%

	Q111	Q211	Q311	Q411	2011
Total Heinz (Continuing Operations):
Volume	2.5%	0.3%	0.5%	(0.3)%	0.7%
Price	1.1%	0.6%	1.2%	1.9%	1.2%
Acquisition	0.1%	0.1%	1.2%	1.1%	0.6%
Divestiture	0.0%	0.0%	0.0%	0.0%	0.0%
Exchange	(2.1)%	(2.3)%	(1.4)%	3.3%	(0.5)%

Total Change in Net Sales	1.6%	(1.2)%	1.5%	6.0%	2.0%

Total Organic Growth (a)	3.6%	0.9%	1.7%	1.6%	1.9%

	Q112	Q212	Q312	Q412**	2012**
Total Heinz (Continuing Operations):
Volume	(0.7)%	(2.9)%	0.4%	1.5%	(0.3)%
Price	3.8%	4.4%	4.2%	3.0%	3.8%
Acquisition	4.6%	5.0%	3.6%	3.1%	4.0%
Divestiture	0.0%	(0.6)%	(0.7)%	(0.7)%	(0.5)%
Exchange	7.2%	2.4%	(0.4)%	(1.3)%	1.8%

Total Change in Net Sales	14.9%	8.3%	7.2%	5.6%	8.8%

Total Organic Growth (a)	3.1%	1.5%	4.6%	4.5%	3.5%

(a)	Organic sales growth is a non-GAAP measure that excludes the impact of foreign currency exchange rates and acquisitions/divestitures.
*	Fiscal 2007 had one less week than Fiscal 2006
**	Fiscal 2012 had 2 extra business days than Fiscal 2011

(Totals may not add due to rounding)

H. J. Heinz Company

Continuing Operations, Excluding Special Items

2006
Earnings per share from continuing operations attributable to H.J. Heinz Company- Reported	$1.25
Separation, downsizing and integration	0.28
Net loss on disposals & impairments	0.14
Asset impairment charges for cost and equity investments	0.31
American Jobs Creation Act	0.07

Earnings per share from continuing operations attributable to H.J. Heinz Company excluding special items	$2.06

(Totals may not add due to rounding)

H. J. Heinz Company

YTD Results Excluding Charges for Productivity Initiatives

The following tables reconcile the Company’s reported results to results excluding charges for productivity initiatives in the current year as presented in this presentation.

(amounts in thousands, except per share data)	Fiscal Year Ended April 29, 2012
	A	B	C=A-B
	Reported Results	Charges for Productivity Initiatives	Results Excluding Charges for Productivity Initiatives (1)
H.J. Heinz Company Net Income	$923,159	$(162,874)	$1,086,033
Diluted EPS	$2.85	$(0.50)	$3.35
After-Tax ROIC	16.8%	(2.4)%	19.2%

(1)	Excludes charges associated with targeted workforce reductions, asset write-offs associated with factory closures and other implementation costs in order to increase manufacturing effectiveness and accelerate productivity on a global scale. Other implementation costs primarily include professional fees, contract termination and relocation costs for the establishment of a European supply chain hub in the Netherlands and to improve global manufacturing efficiencies.

(Totals may not add due to rounding)

H. J. Heinz Company

Operating Free Cash Flow

Total Company
(amounts in millions)	Fiscal Year Ended
	FY 2006 (2)(3)	FY 2007 (3)	FY 2008 (3)	FY 2009 (3)	FY 2010 (3)	FY 2011	FY 2012
Cash provided by operating activities	$1,075.0	$1,062.3	$1,188.3	$1,166.9	$1,262.2	$1,583.6	$1,493.1
Capital expenditures	(230.6)	(244.6)	(301.6)	(292.1)	(277.6)	(335.6)	(418.7)
Proceeds from disposals of property, plant and equipment	19.4	60.7	8.5	5.4	96.5	13.2	9.8

Operating Free Cash Flow	$863.8	$878.4	$895.2	$880.2	$1,081.1	$1,261.2	$1,084.2

Cash for productivity initiatives(1)							$(121.9)

Operating Free Cash Flow excluding special items							$1,206.1

(1)	Cash paid for productivity initiatives related to severance and other implementation costs and capital spending. Other implementation costs primarily include professional fees, contract termination and relocation costs for the establishment of a European supply chain hub in the Netherlands and to improve global manufacturing efficiencies.
(2)	Includes amounts from the European seafood and Tegel® poultry businesses that were discontinued in Fiscal 2006.
(3)	Includes amounts from the Kabobs business that was discontinued in the second quarter of Fiscal 2010 and the U.K. private label frozen desserts and Appetizers And businesses which were discontinued in the third quarter of Fiscal 2010.

(Totals may not add due to rounding)